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                                                                    EXHIBIT 4.18

                       RULES OF THE BOOKHAM TECHNOLOGY PLC

                   2001 APPROVED EMPLOYEE SHARE OPTION SCHEME

        Established by ordinary resolution of shareholders of the Company

          On 13 March 2000 (amended on 26 April 2001 and 12 June 2002)

                           Inland Revenue Ref: X20782

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
RULE                                                                                             PAGE NO
1.       Interpretation                                                                          1

2.       Granting Options                                                                        4

3.       Size of the Scheme                                                                      5

4.       Limits on Employee's Participation                                                      5

5.       When Options can be Exercised.                                                          6

6.       Death of Option-holder                                                                  7

7.       Termination of Employment                                                               7

8.       Changes in Who Controls the Company                                                     8

9.       Changes in the Company's Share Capital                                                  10

10.      How to Exercise Options                                                                 10

11.      Administration                                                                          11

12.      Tax Indemnity                                                                           15

13.      Changing the Scheme                                                                     12

14.      Ending the Scheme                                                                       13

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                       RULES OF THE BOOKHAM TECHNOLOGY PLC

                   2001 APPROVED EMPLOYEE SHARE OPTION SCHEME

1      INTERPRETATION

1.1    In this Scheme (unless the context otherwise requires):-

       "ACQUIRING COMPANY" means any company which:-

       -      obtains Control of the Company either:-

              (a)    as a result of making a Takeover Offer; or

              (b)    pursuant to a Compromise; or

       -      serves Section 429 Notices.

       "ACQUIRING PERSON" means any person who either alone or together with any person acting in concert with him:-

       -      obtains Control of the Company; or

       - having Control makes a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by him and/or any person acting in concert with him).

       "ACQUISITION PRICE" means the amount payable to exercise an Option, being (after any adjustment pursuant to Rule 9) the price per Scheme Share as determined by the Board multiplied by the number of Scheme Shares in respect of which the Option is exercised. The price of each Scheme Share determined by the Board cannot be less than the greater of:-

       -      the nominal value of a Scheme Share; and

       -      the Market Value.

       "ACT" means the Income and Corporation Taxes Act 1988.

       "ADOPTION DATE" means the date on which this Scheme is adopted by the Company.

       "APPROPRIATE PERIOD" means:

       -      6 months beginning with the time:-

              (a) an Acquiring Company or Acquiring Person (as the case may be) obtains Control of the Company and, in the case of a Takeover Offer, any condition subject to which the Takeover Offer is made is satisfied;

              (b) an Acquiring Person having Control of the Company makes a general offer for the whole of the issued share capital; or

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              (c)    in the case of a Compromise, the court sanctions the
                     compromise or arrangement; or

       - in relation to a Section 429 Notice, the period during which the Acquiring Company is entitled and bound to acquire shares on the terms of the offer contained in that Section 429 Notice.

       "AUDITORS" means the auditors for the time being of the Company.

       "BOARD" means the Board of Directors for the time being of the Company, the Directors present at a duly convened meeting of that Board of Directors or a duly appointed committee of that Board of Directors consisting where possible wholly or mainly of non-executive directors of the Company.

       "COMPANY" means Bookham Technology plc (company number 2298887) having its registered office at 90 Milton Park, Abingdon, Oxfordshire, OX14 4RY.

       "COMPROMISE" means, in relation to the Company, a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985.

       "CONDITION" means a condition or limitation imposed under Rule 2.2.

       "CONTROL" has the same meaning as in section 840 of the Act.

       "DATE OF GRANT" means the date on which an Option is granted to an Employee under Rule 2.1.

       "EMPLOYEE" means an employee (other than a director) of a Group Company or a full-time director of a Group Company whose hours of work are at least 25 hours per week (excluding meal breaks) and who in either case is not precluded from participating by paragraph 8 of Schedule 9.

       "EMPLOYEES SHARE SCHEME" means the Bookham Technology plc 1998 Employee Share Option Scheme, the Bookham Technology plc 2001 Approved Sharesave Scheme, the Bookham Technology Employee Stock Purchase Plan together with any arrangement within the meaning of section 743 Companies Act 1985.

       "GROUP COMPANY" means the Company or a company which is for the time being a Subsidiary and over which the Company has Control and which has been nominated by the Board to participate for the time being in this Scheme.

       "LISTING" means the admission to trading or dealing of all or any part of the Ordinary Share Capital on a Recognised Investment Exchange.

       "MARKET VALUE" means:-

       -      in the case of Options granted under this Scheme:

              (a) (if at the relevant time the Scheme Shares are listed on the Daily Official List of the London Stock Exchange) an amount equal to the middle market price of a Scheme Share (as derived from that exchange) on the last dealing

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                     day immediately preceding the Date of Grant or (where the
                     context requires) the Option Rollover date; or

              (b) (if paragraph (a) above does not apply) the market value of a Scheme Share determined by the Board in accordance with
                     Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed with the Revenue (i) on the Date of Grant or such earlier date or dates as may be agreed with the Revenue but so that no Option may be granted later than 28 days after that value has been agreed or (ii) (where the context requires) the Option Rollover date or

       - in the case of options granted under any other share option scheme approved under the provisions of Schedule 9, the market value of an ordinary share determined under the rules of that scheme.

       "OPTION" means a subsisting right to acquire Scheme Shares at the Acquisition Price granted to an Employee under the provisions of this Scheme. It includes such a right which has been partially exercised.

       "OPTION CERTIFICATE" means a certificate issued under Rule 2.3;

       "OPTION-HOLDER" means any person who holds an Option or (where the context admits) his personal representative(s).

       "OPTION NOTICE" means a notice in writing by an Option-holder to exercise an Option in the form prescribed by the Board.

       "OPTION ROLLOVER" means in relation to an Option a release by the Option-holder with the consent of the Acquiring Company of his rights ("old rights") under the Scheme in consideration of the grant to him of rights ("new rights") which are equivalent to the old rights but which relate to shares in:

       -      the Acquiring Company; or

       -      a company which has Control of the Acquiring Company; or

       - a company which either is, or has Control of, a company which is a member of a consortium owning either the Acquiring Company or a company having Control of the Acquiring Company; and

       where the term "equivalent" shall be construed in accordance with Rule 8.3.

       "ORDINARY SHARE CAPITAL" means the ordinary share capital of the Company as defined in section 832(1) of the Act.

       "QUOTED COMPANY" means a company whose shares are traded on or dealt in a Recognised Investment Exchange.

       "RECOGNISED INVESTMENT EXCHANGE" has the same meaning as in section 207 of the Financial Services Act 1986.

       "REVENUE" means the Commissioners of Inland Revenue.

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       "ROLLED-OVER" means the action of effecting an Option Rollover or its completion.

       "SCHEDULE 9" means Schedule 9 of the Act.

       "THIS SCHEME" means this Scheme in its present form or as from time to time amended in accordance with the Rules.

       "SCHEME SHARES" means fully paid shares forming part of the Ordinary Share Capital for the time being, or any shares representing the same, which satisfy the conditions specified in paragraphs 10 to 14 of Schedule 9.

       "SECTION 429 NOTICE" means in relation to the Company means a notice served by a person who has become entitled to serve that notice on the shareholders of the Company under section 429 of the Companies Act 1985.

       "SHARE" an ordinary share in the capital of the Company.

       "SUBSIDIARY" means a company which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985.

       "TAKEOVER OFFER" in relation to the Company means either:

       - a general offer to acquire the whole of the issued share capital of the Company which is made on a condition that if it is satisfied the person making the offer will have Control of the Company; or

       - a general offer to acquire all the shares in the Company of the same class as the Scheme Shares.

1.2    Words or expressions used in this Scheme shall:-

       1.2.1      when denoting the masculine gender include the feminine;

       1.2.2      when denoting the singular include the plural and vice versa;

       1.2.3 unless the context otherwise requires have the same meanings as in Schedule 9;

       1.2.4 when referring to any enactment be construed as a reference to that enactment as for the time being amended or re-enacted; and

       1.2.5 when referring to "Rules" or a "Rule" throughout this Scheme refer to the Rules of this Scheme.

2      GRANTING OPTIONS

2.1 Subject to statutory restrictions and subject to the provisions of this Scheme, the Board may grant any Employee an Option

2.2 In granting any Option the Board may in their discretion impose any objective conditions or limitations (in addition to any conditions or limitations in these Rules) on the exercise of that Option; provided that those additional conditions or limitations are:

       2.2.1      set out in full in the Option Certificate;

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       2.2.2      so that the Option-holder's right to exercise his Option after the fulfilment or attainment of any conditions and/or limitations shall not depend on the further discretion of any person; and

       2.2.3 capable of being changed if the Board reasonably believes that events have happened which require it to do so to give a fairer measure of performance (provided that any change cannot make the condition more difficult to satisfy than it was before the change took place)

       and the Board shall allow the Option to be exercised in whole or in part in accordance with the terms of the Option Certificate.

2.3 All Options shall be granted by a certificate executed by way of Deed specifying;

       2.3.1      the Date of Grant;

       2.3.2 the number of Scheme Shares which are the subject of the Option;

       2.3.3      the Acquisition Price; and

       2.3.4      any Conditions.

2.4 An Option-holder may renounce their Option by giving notice in writing to the Company. The notice must be received not later than 14 days after the Date of Grant of that Option. If this is done, the Option shall be deemed never to have been granted.

2.5    Options may only be granted:

       2.5.1      after approval and within 10 years after the Adoption Date;
                  and

       2.5.2 (if at the relevant time the Scheme Shares are not listed on the Daily Official List of the London Stock Exchange) within 28 days after the agreement by the Revenue of the Market Value of the Scheme Shares which are the subject of the proposed Option.

2.6 Options are not capable of being transferred, assigned or charged. If an Option-Holder purports to transfer, assign or charge an Option, that Option will be automatically cancelled. However, if an Option-holder dies, his Option may be exercised by his personal representatives under Rule 6.

3      SIZE OF THE SCHEME

3.1 Subject to Rules 3.2, 3.3 and 3.4, the number of Shares which may be allocated under this Scheme on any day shall not, when aggregated with the number of Shares which have been allocated in the previous ten years under this Scheme and any other Employees Share Scheme adopted by the Company, exceed such number as represents ten per cent (10%) of the ordinary share capital of the Company in issue immediately prior to that day.

3.2    References in Rule 3.1 to "allocation" of Shares shall mean:

       3.2.1      in the case of any share option scheme:

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                  3.2.1.1   the placing of unissued Shares under option;  and

                  3.2.1.2 insofar as not taken into account under Rule 3.2.1.2 above, any subscription for Shares which are issued for the purposes of satisfying any option; and

       3.2.2 in relation to other types of Employees Share Scheme, shall mean the issue and allotment of Shares,

       and references to "allocated" shall be construed accordingly.

3.3 In applying the limit contained in Rule 3.1 no account will be taken of Shares subject to an option or other right which has lapsed or been released, surrendered or cancelled.

3.4 All options and other rights granted prior to April 18, 2000, the date of the Company's initial public offering, shall be disregarded for the purposes of Rule 3.1

4      LIMITS ON EMPLOYEE'S PARTICIPATION

4.1 The number of Scheme Shares over which the Board may grant an Option to an Employee on any date shall be limited so that the aggregate Market Value of those Scheme Shares and any Scheme Shares subject to any other subsisting Options or any shares subject to options under any other share option scheme (other than a savings relating share option scheme) approved under Schedule 9 and established by the Company or any associated company of the (Company within the meaning of section 416 of the Act) does not exceed L 30,000.

5      WHEN OPTIONS CAN BE EXERCISED

5.1    Save as provided in Rules 6 and 8, an Option cannot be exercised:

       5.1.1      within 3 years after its Date of Grant; and

       5.1.2 unless any Conditions imposed on the Option have been fulfilled.

5.2    An Option cannot be exercised more than 10 years after its Date of Grant.

5.3 The Board acting fairly and reasonably may, if events occur, invite all Option-holders to exercise their Options on different terms to those stated in Rule 5.1. The Board shall specify in its invitation the period in which the Options may be exercised. This may not result in the deferral of the exercise of any part of an Option. In exercising its discretion under this Rule 5.3, the Board shall not discriminate between individual Option-Holders.

5.4 Where it is provided in these Rules that an Option shall lapse, that Option shall immediately cease to be exercisable, notwithstanding any other provision of these Rules.

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6      DEATH OF OPTION-HOLDER

       If an Option-holder dies, his legal personal representatives may exercise all or any of his Options (subject to Rule 5.1) in whole or in part within twelve months of his death. Any Options which have not been exercised on the expiry of that period shall lapse.

7      TERMINATION OF EMPLOYMENT

7.1 All of an Option-holder's Options shall immediately lapse if he is given notice by a Group Company to terminate his employment within the Group. They will lapse even if the Group Company is in repudiatory breach of the Option-holder's contract of employment.

7.2 If an Option-holder gives notice to terminate his employment within the Group, or that employment ceases where Rules 7.3 or 7.4 do not apply, all his Options shall immediately lapse. However, the Board may (subject to Rule 5.1), consent to the exercise of any Option by the Option-holder within 6 months after the later of:-

       7.2.1      the notice; or

       7.2.2      cessation of employment.

7.3 If an Option-holder ceases to be employed by any Group Company by reason of:

       7.3.1 injury or disability (and the Board has received satisfactory evidence of this);

       7.3.2      redundancy within the meaning of the Employment Rights Act
                  1996; or

       7.3.3 retirement on reaching retirement age under his contract of employment he may, subject to Rule 5.1 exercise all or any of his Options in whole or in part within six months after that cessation.

7.4 If any Optionholder ceases being employed in any Group Company solely because:-

       7.4.1      the company he is employed by ceases to be a Group Company; or

       7.4.2 the undertaking or part of the undertaking in which the Option-Holder is employed is transferred to a transferee which is not a Group Company then he may, subject to Rule 5.1, exercise all or any of his Options in whole or in part six months after that cessation or transfer (as the case may be).

7.5 If an Optionholder ceases being employed in any Group Company, his rights and benefits under this Scheme or any loss of those rights and benefits shall not entitle him to claim for compensation against the Company, notwithstanding that he may have been dismissed wrongfully or unfairly (within the meaning of the Employment Rights Act 1996).

7.6 The Board may, subject to Rule 5.1, extend the periods of six months specified in Rules 7.2, 7.3 and 7.4 up to a maximum period expiring on the later of:-

       7.6.1      three years and six months after the Date of Grant; or

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       7.6.2      three years and six months after the last occasion on which the Option-holder exercised an Option in circumstances qualifying for relief from income tax under section 185 of the Act.

7.7    The Options held by an  Option-holder  will lapse if one of Rules 7.2,
       7.3 and 7.4 apply and the periods referred to in those Rules (as they may be extended under Rule 7.6) have expired.

8      CHANGES IN WHO CONTROLS THE COMPANY

8.1    If after the Adoption Date an Acquiring Company:

       8.1.1      obtains Control of the Company; or

       8.1.2      serves a Section 429 Notice

       the Board shall as soon as practicable afterwards notify every Option-holder accordingly and each Option-holder may within the Appropriate Period:

       -      exercise his Options in whole or in part; and

       - to the extent that an Option has not been exercised, execute with the consent of the Acquiring Company an Option Rollover

8.2 If Rule 8.1 applies but any Option has not been exercised or Rolled-over by the end of the Appropriate Period, that Option shall lapse.

8.3 For the purposes of an Option Rollover the new rights shall only be regarded as equivalent to the old rights if:

       8.3.1 the shares to which they relate satisfy the conditions of paragraphs 10 to 14 of Schedule 9;

       8.3.2 the new rights are exercisable in the same manner as the old rights and subject to the provisions of this Scheme as it had effect immediately before an Option Rollover;

       8.3.3 the total Market Value of Scheme Shares subject to an Option which is being Rolled-over is equal immediately before the Option Rollover to the total Market Value (determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992) of the shares in respect of which an Option-holder's new rights are being granted immediately after the Option Rollover; and

       8.3.4 the total amount payable in respect of an Option following an Option Rollover is equal to the total Acquisition Price immediately before the Option Rollover.

8.4 For the purposes of any application of the provisions of this Scheme following an Option Rollover:

       8.4.1 any new rights granted under Rule 8 shall be regarded as having been granted at the time the corresponding old rights were granted;

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       8.4.2      Rules 8, 9, 10, 11.1, 11.2, and 11.3 shall, in relation to the new rights, have the meanings assigned to them in this Rule
                  8.4 and not the meanings assigned to them in Rule 1.1:

                  "AUDITORS" means the auditors for the time being of the company in respect of whose shares rights have been granted or where there are joint auditors such one of them as the directors of that company shall nominate;

                  "COMPANY" means the new company in respect of whose shares new rights have been granted;

                  "THE BOARD" means the Board of Directors for the time being of the company in respect of whose shares new rights have been granted, the directors present at a duly convened meeting of that Board of Directors or a duly appointed committee of that Board of Directors; and

       8.4.3      for the purposes of Rules 3, 7, 8, 9, 10, 11.1, 11.2, and 11.3 the following terms shall, in relation to the new rights, have the following meanings and not the meanings assigned to them in Rule 1.1:

                  "SCHEME SHARES" means fully paid ordinary shares in the capital of the company over whose shares new rights have been granted and which satisfy the conditions specified in paragraphs 10 to 14 of Schedule 9;

                  "SHARES" means ordinary shares in the capital of the company over whose shares new rights have been granted; and

                  "SHARES SUBJECT TO THIS SCHEME" means Scheme Shares.

8.5    If after the Adoption Date an Acquiring Person:-

       8.5.1      obtains Control of the Company; or

       8.5.2 having Control of the Company makes a general offer to acquire the whole of the issued share capital of the Company the Board shall as soon as practicable afterwards notify every Option-holder accordingly and each Option-holder may within the Appropriate Period exercise his Options in whole or part. If this Rule
       8.5 applies but any Option has not been exercised by the end of the Appropriate Period, that Option shall lapse.

8.6 If notice is duly given of a General Meeting at which a resolution will be proposed for the voluntary winding-up of the Company (other than for the purposes of reconstruction or amalgamation) an Option shall, subject to Rule 5.1, be exercisable in whole or part. Any exercise of an Option under this Rule 8.6 shall be conditional on the passing of that resolution. An Option may be exercised under this Rule 8.6 at any time after the notice is given until the resolution is duly passed, defeated or the Meeting is concluded or adjourned, whichever happens first. If the resolution is passed, any Options which have not been exercised shall lapse.

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9      CHANGES IN THE COMPANY'S SHARE CAPITAL

       If the share capital of the Company is changed by way of a capitalisation, open offer, rights issue, or any reduction, sub-division or consolidation, the following things shall be adjusted by the Board:-

9.1 the number of shares subject to this Scheme and/or comprised in any Option; and/or

9.2    the Acquisition Price per Scheme Share.

       Any adjustment must be in a way that the Auditors have confirmed in writing to be in their opinion fair and reasonable. No adjustment may be made without the prior approval of the Revenue or which would cause the price per Scheme Share to be less than the nominal value of that Scheme Share. Notice of any adjustment shall be given to the Option-holders by the Board who may call in Option Certificates for endorsement.

10     HOW TO EXERCISE OPTIONS

10.1 Exercise of an Option or new rights under this Scheme may be in whole or in part. It is done by the Option-holder giving the Company an Option Notice, together with payment in full for the Scheme Shares concerned. The date of exercise of the Option shall be the date that the Option Notice is received or deemed to be received by the Board in accordance with Rule 11.2.

10.2 An Option Rollover under Rule 8 of this Scheme is done by the Option-holder giving the Company a notice in writing in a form prescribed by the Board. The Option Rollover shall be executed within the Appropriate Period.

10.3 All allotments and issues of Scheme Shares are subject to any necessary consents of H.M. Treasury or other authorities in the United Kingdom or elsewhere. It is the responsibility of the Option-holder to comply with any requirement so that a consent is not necessary.

10.4 No option may be exercised by an Option-holder at any time if he is precluded by paragraph 8 of Schedule 9 from participating in this Scheme.

10.5 The Company shall, within 28 days after receiving an Option Notice, allot and issue as fully paid to the Option holder and register in his name the number of Scheme Shares specified in the Option Notice. The Company shall within the same period deliver to the Option-holder an appropriately endorsed share certificate in respect of those Scheme Shares together with (in the case of a partial exercise of an Option) an Option Certificate for the balance of the Option-holder's Options.

10.6 Unless there are rights attaching to Scheme Shares by reference to a record date before the date on which the Scheme Shares are allotted and issued, all Scheme Shares which are issued on the exercise of Options shall be identical and will rank pari passu in all respects with the Scheme Shares then in issue.

10.7 If the Company is a Quoted Company at the time when an option is exercised, the Company shall use its best endeavours to ensure that, as soon as practicable after the

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       allotment of any Scheme Shares under this Scheme, those Scheme Shares shall be admitted to the relevant Recognised Investment Exchange.

11     ADMINISTRATION

11.1 The Company shall maintain enough authorised and unissued Scheme Shares to satisfy the exercise to the full extent still possible of all Options which have neither lapsed nor been fully exercised, and taking account of any other obligations of the Company to issue unissued Scheme Shares.

11.2 Any notice or other document required to be given to any Option-holder under these Rules shall be delivered to him or sent by post to him at his home address according to the records of the Company or to any other address that appears appropriate to the Board. Any notice or other document required to be given to the Board shall be delivered to them or sent by post to them care of the registered office of the Company. Notices sent by post shall be deemed to have been given on the second day after the date of posting.

11.3 The Company shall not be obliged to provide Option-holders with copies of any notices, circulars or other documents sent to holders of Scheme Shares.

11.4 The Directors by resolution may at any time resolve that no further Options be granted under this Scheme. If they do this, no further Options will be granted but in all other respects this Scheme shall remain in force.

11.5 If the Auditors are required to act under these Rules, they shall be deemed to be acting as experts and not as arbitrators and their decision shall be final and binding. Subject to that, the decision of the Board in any dispute or question relating to any Option or to the interpretation of the Rules shall be final and conclusive.

11.6 The Company shall pay the costs of introducing and administering this Scheme.

12     TAX INDEMNITY

12.1 Each Option-holder must indemnify each Group Company against any Option-holder's tax liability on the grant or exercise of an Option where that Group Company must account for the tax to any tax authority. This includes, without limitation, any Group Company's obligation to account to the Inland Revenue for PAYE on the exercise of any Option.

12.2 Where any Group Company must account for any tax under Rule 12.1, the Company may:-

       12.2.1 require the Option-holder to pay the amount of the tax to the relevant Group Company before the Option may be exercised;

       12.2.2     deduct the amount of the tax from the Option-holder's salary;
                  or

       12.2.3 (with the consent of the Option-holder) withhold any Scheme Shares and sell them on behalf of the Option-holder up to the amount necessary to pay the tax (and any other taxes or duties arising on the sale) and any costs of sale.

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12.3   The secretary for the time being of the Company (or any other person that the Board nominates) is appointed the Option-holder's attorney to sell Scheme Shares pursuant to Rule 12.2.3 and to execute all necessary transfer forms or other documents in connection with the sale.

12.4 For the purpose of this Rule 12 and for Rule 13.6 "tax" includes income tax, capital gains tax, national insurance, stamp duty and any other taxes or duties of any kind in any country.

13     CHANGING THE SCHEME

13.1 The Board may at any time make any necessary alterations (including additions) to the Rules of the Scheme to secure that they receive initial approval from the Revenue under Schedule 9 and continue to be approved.

13.2 Subject to Rules 13.1 and 13.4, the Board may from time to time amend any of the Rules of this Scheme provided that, except with the prior approval of the Company in General Meeting, no amendment to the advantage of Option-holders shall be made to:

       13.2.1     the definitions in Rule 1.1 of:-

                  -      Employee;

                  -      Market Value;

                  -      Scheme Shares; or

                  -      Acquisition Price; or

       13.2.2     Rules 2.1, 2.6, 3, 9, 10.6, 13.2, and 13.4

       SAVE THAT the Board may make changes to the Rules listed in Rules 13.2.1 and 13.2.2 if the change is, in the opinion of the Board, a minor amendment:

       -      to benefit the administration of this Scheme; or

       - to take account of a change in legislation or to maintain Inland Revenue approval or obtain or maintain favourable tax, exchange control or regulatory treatment for existing or new Option-holders or for any Group Company; and

       - no such alternation or addition to any provision of this Scheme shall be made in relation to Options granted by a body other than the Company without the consent of such grantor.

13.3 Subject to Rule 13.1, no amendment, waiver or replacement to this Scheme may be made which would have the effect of abrogating or altering adversely any of the subsisting rights of Option-holders unless they give their consent. The consent that is required is the same as that which would be required by the Company's Articles of Association if the Scheme Shares that would be issued on the exercise of all the unexercised Options were issued and constituted a separate class of share capital.

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13.4   No amendment to this Scheme will have effect until it has been approved in advance by the Revenue.

13.5 Written notice of any amendment made or to be made in accordance with this Rule 13 and which materially affects the rights of existing Option-holders shall be given to those Option-holders.

13.6 The Board shall have the power from time to time to make or vary regulations for the administration of the Scheme and to impose further conditions on the grant and exercise of Options to take account of overseas tax and securities laws. However, those regulations and conditions shall not be inconsistent with the provisions of this Scheme and shall not stop this Scheme from satisfying Schedule 9. If there is any dispute or disagreement as to the interpretation of this Scheme or of those regulations or conditions or as to any question or right arising from or related to this Scheme, the decision of the Directors shall (save for any matter which has to be determined by the Auditors under this Scheme) be final and binding upon all persons.

14     ENDING THE SCHEME

       This Scheme may be terminated at any time by a resolution of the Board after consultation with the Directors or by a resolution of the Company in General Meeting. It shall in any event terminate on the tenth anniversary of the Adoption Date. Any termination shall not affect the outstanding rights of any Option-holder.